Exhibit 10.2

AGCO

FARM MACHINERY

DISTRIBUTOR

AGREEMENT

AGCO

FARM MACHINERY DISTRIBUTOR AGREEMENT

FARM MACHINERY DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made the 1st day of January Two Thousand and Twelve

BETWEEN

AGCO INTERNATIONAL GMBH, Victor von Bruns-Strasse 17, CH8212 Neuhausen am Rheinfall, Switzerland (hereinafter called “AGCO” which expression shall include its successors and assignees)

AND

TRACTORS AND FARM EQUIPMENT LIMITED of 861/862 Anna Salai, Madras 600-002, India (hereinafter called the “Distributor”)

WHEREAS AGCO and the Distributor wish to work together to promote AGCO products, improve customer service and increase market share in the Territory for the mutual benefit of both parties.

NOW IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement unless the context otherwise requires the singular shall include the plural and vice versa and the following expressions shall have the following meanings:-

(a)	“Approved Dealers” means entities appointed by the Distributor with the approval of AGCO pursuant to sub-clauses 4.2 and 4.3 hereof:

(b)	“Commencing Date” means the 1st day of January 2012;

(c)	“competing items” means any goods which are in any way competitive with any Products (as hereinafter defined);

(d)	“entity” means any person or body of persons whether corporate or unincorporate (including a partnership);

(e)	“AGCO Associate Company” means AGCO Corporation and any entity in which it owns or controls, whether directly or indirectly, fifty per centum (50%) or more of the voting rights whereby control over the direction and management of such entity is exercised;

(f)	“AGCO Supplying Companies” means such entities as may from time to time be designated by AGCO to accept orders from the Distributor;

(g)	“AGCO Trade Marks” means the trade marks and service marks owned by or licensed to AGCO or AGCO Associate Companies listed in Schedule A and such other marks as may be added by agreement between the parties;

(h)	“Official AGCO Distributor” means an entity authorised by AGCO or an AGCO Associate Company to undertake the wholesale and/or retail distribution of the Machinery and/or Parts (as hereinafter defined) and to style itself as an Official AGCO Distributor of the Products;

(i)	“Parts” means those accessories and replacement parts for Machinery;

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(j)	“Products” means the Machinery, Parts and such other products as may be added by agreement between the parties;

(k)	“supply” means the fact or action of disposal by way of sale or resale or lease or letting on hire; and

(l)	“TAFE Associate Company” means the Distributor and entity in which it owns or controls, whether directly or indirectly, fifty per centum (50%) or more of the voting rights whereby control over the direction and management of such entity is exercised;

(m)	“Territory” means the exclusive and non-exclusive territory or territories described in Schedule D hereto, together with such other territories as may from time to time be included within the meaning of that expression by agreement in writing between AGCO and the Distributor.

1.2	The headings in this Agreement are for convenience only and shall not affect its construction.

2.	APPOINTMENT AND GRANT OF RIGHTS

2.1	Subject to the provisions hereinafter contained:-

(a)	AGCO appoints the Distributor as an Official AGCO Distributor of the Products for the Territory and the Distributor accepts such appointment;

(b)	AGCO approves the supply of the Products by AGCO Supplying Companies to the Distributor for resale and/or use within the Territory; and

(c)	AGCO grants to the Distributor the non-exclusive right to supply the Products to Approved Dealers and to other entities requiring the same for use within the Territory.

2.2	The Distributor agrees that, except with the prior written consent of AGCO, it will not:-

(a)	supply any of the Products outside the Territory;

(b)	knowingly supply the Products to any entity within the Territory for resale or use outside the Territory; and

(c)	outside the Territory solicit customers for the Products nor establish or maintain branches or warehouse for delivery purposes.

3.	EXCLUSIVITY

3.1	AGCO agrees and undertakes to procure that for the duration of this Agreement neither it nor any AGCO Associate Company will appoint another Official AGCO Distributor for the Exclusive Territory.

3.2	The Distributor agrees that for the duration of this Agreement:-

(a)	it will purchase the Products only from AGCO Supplying Companies; and

(b)	it will not and will ensure that its Approved Dealers will not without the prior written consent of AGCO:-

(i)	stock or supply (directly or indirectly) competing items; or

(ii)	solicit or be directly engaged or interested in soliciting orders for any competing items; or

(iii)	install or be directly or indirectly engaged or interested in supplying any competing items for installation into any of the Products;

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3.3	AGCO agrees not to sell or permit any AGCO Associate Company to sell the Products to anyone other than the Distributor in the Exclusive Territory except as follows:

(a)	to any international organisations or departments or agencies of national, local or municipal government or government-controlled entities situate within the Territory or elsewhere for resale and/or use in the Territory or elsewhere;

(b)	to manufacture in the Territory or elsewhere for incorporation in or attachment to products manufactured or assembled by them and sold in the Territory or elsewhere;

(c)	to any entity in the Territory for resale and/or use outside the Territory;

(d)	to any entity requiring the Products for use in connection with its operations in the Territory where that entity is, in the opinion of AGCO, part of a multinational group whose main purchasing office for the Products is outside the Territory and whose main business is the processing and/or distribution or food products in the Territory and elsewhere.

To the extent that the Distributor shall be instrumental in obtaining an order from a buyer above and/or is required to undertake servicing responsibilities in respect of Products supplied to the Territory against such an order, AGCO will pay commission or other remuneration to the Distributor, any such payment to be at a prior mutually-agreed rate.

3.4	Notwithstanding sub-clauses 3.1 and 3.3 above any machine, implement, attachment, accessory or part which:

(a)	does not fall within the definition of the Products; or

(b)	falls within the definition of the Products but at the same time forms part of another line of equipment may be supplied by AGCO or any AGCO Associate Company or AGCO Supplying Company at any time to any entity in the Exclusive Territory.

3.5	Where there are opportunities to sell tractors under the AGCO Trade Marks over 105horsepower in India, the Parties will co-operate to maximize such sales opportunities on condition that the required service and parts support is ensured. A project lead list shall be managed by TAFE where both TAFE and AGCO feed in opportunities and against which sales, service and support requirements are tracked.

4.	DISTRIBUTOR ORGANISATION

4.1	The Distributor agrees to establish and maintain a level of representation for the Products in the Territory satisfactory to AGCO and for this purpose to provide without expense to AGCO or AGCO Associate Companies or AGCO Supplying Companies:-

(a)	such reasonable numbers of persons who have been adequately trained in the marketing, repair, field service and maintenance of the Products as shall in AGCO’s opinion be adequate for the Territory; and

(b)	such premises , facilities and equipment (including tools and vehicles) for sales, stocking and servicing of the Products as shall in AGCO’s opinion be adequate for the Territory.

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4.2	For the purpose of enabling the Distributor to discharge its obligations under this Agreement the Distributor shall be entitled to appoint, by agreements in writing, dealers within the Territory (herein called “Approved Dealers”) to ensure full and proper representation throughout the Territory for the supply and servicing of the Products.

5.	MARKETING AND CUSTOMER SERVICE RESPONSIBILITIES

5.1	AGCO agrees to assist the Distributor in the marketing of the Products in the Territory by:-

(a)	ensuring that sales brochures, Parts catalogues, service manuals and other literature relative to the Products are made available at reasonable cost to the Distributor;

(b)	acquainting the Distributor with such new methods of selling and new applications for the Products as may be recommended by AGCO; and

(c)	making available at reasonable cost to the Distributor facilities for training of the Distributor’s staff in the marketing and servicing of the Products.

5.2	The Distributor agrees to promote in every reasonable manner to the satisfaction of AGCO and at its own expense the sale of the Products throughout the Territory.

5.3	In particular the Distributor agrees:

(a)	to meet the minimum sales objectives and minimum stock levels for the Products from time to time agreed with AGCO as realistic for the market;

(b)	to comply with AGCO’s policy as made known from time to time to the Distributor regarding business organisation; sales and services policies, procedures and systems; marketing programmes; advertising and sales promotion; and such other requirements as AGCO may establish; and

(c)	to participate in the AGCO Standards Programme for the time being and to achieve the minimum requirements established by such Programme.

6.	PRODUCT SERVICING RESPONSIBILITIES

6.1	The Distributor agrees to maintain, and to ensure that its Approved Dealers maintain, standards of service for the Products acceptable to AGCO.

6.2	In particular the Distributor agrees:-

(a)	to carry out at its own expense all procedures laid down by AGCO from time to time governing pre-delivery preparation, delivery installation , and post-delivery free service for all Machinery supplied by it or its Approved Dealers;

(b)	to provide (by itself or by arrangement with its Approved Dealers or other Official AGCO Distributors) warranty service in accordance with AGCO’s current warranty and the terms of AGCO’s current warranty for all Products supplied by the Distributor or its Approved Dealers and, where required by AGCO in return for payment of commission or other remuneration to the Distributor, for Products in the Territory supplied directly by AGCO Supplying Companies to entities other than the Distributor for resale and/or use in the Territory;

(c)	to carry out if and when so requested by AGCO programmes for rectification of any and all defective Products in the Territory subject to payment of expenses by AGCO or the AGCO Supplying Company concerned at the rates laid down by AGCO from time to time;

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(d)	to ensure in respect of all Products supplied by it and its Approved Dealers that the proposed user thereof is enabled to use the Products for the purposes for which they are designed without causing infringement of laws effective within the territory of proposed use, is fully and properly instructed in all aspects of the operation and maintenance thereof and is provided with the appropriate operator instruction handbooks, safety notices and other sufficient information in order that he may use the Products safely and without risk to health;

(e)	to procure from AGCO the necessary diagnostic and special tooling as may be specified by AGCO from time to time.

7.	INSPECTIONS AND REPORTS

7.1	The Distributor agrees:-

(a)	to provide AGCO with such information regarding stocks, sales, forecasts, financial position and financial results as AGCO may request from time to time; and

(b)	to permit AGCO’s authorised representatives to have access at any time during normal working hours to the premises of the Distributor and its Approved Dealers to inspect the premises, facilities and the work carried out on the Products and to inspect stocks of Products and the stock records and/or remove any signs provided on hire to the Distributor pursuant to sub-clause 5.3(c) hereof.

8.	CONDITIONS OF SALE, ORDERING PROCEDURES AND PRICES

8.1	Each order placed by the Distributor for the purchase of the Products and accepted by an AGCO Supplying Company will be deemed to have been so accepted upon and subject to the terms and conditions of this Agreement as well as the standard Terms and Conditions of Sale of the AGCO Supplying Company for purchases by Official AGCO Distributors current at the time of acceptance of such order as the same are from time to time notified to the Distributor. As at the Commencing Date the Terms and Conditions of Sale (including Warranty) applying to purchases by Official AGCO Distributors from AGCO Supplying Companies are as set out in Schedule C hereto.

8.2	Orders for Products may be placed by any electronic communications system approved by AGCO.

8.3	All orders for Products shall be sent to such AGCO Associate Company or Supplying Company as AGCO may from time to time designate.

8.4	No order placed by the Distributor will be deemed accepted until a formal acceptance has been sent to the Distributor.

8.5	Unless otherwise agreed in writing between AGCO and the Distributor, prices for purchase of the Products shall be those specified in the Export Price List for the Territory.

8.6	Payment by the Distributor shall include all fiscal charges and costs involved in transferring the full amounts due and, unless otherwise agreed, shall be effected by irrevocable letters of credit drawn in terms approved by the AGCO Supplying Company prior to the date of shipment and confirmed by a first class bank in the country of residence of that AGCO Supplying Company.

8.7	The Distributor shall in supplying the Products itself give for the benefit of the first user of the Products a warranty no less favourable to the first user than the warranty given to the Distributor by the AGCO Supplying Company.

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8.8	The Distributor undertakes that it will make all payments to AGCO Supplying Companies and AGCO Associate Companies as and when such payments are due and duly perform all its other legal obligations to such companies.

9.	SET OFF

9.1	AGCO shall be entitled at its sole discretion to apply or procure to be applied from time to time any funds or credits belonging or due to the Distributor in the possession or custody of AGCO or any AGCO Associate Company or AGCO Supplying Company against debts owing by the Distributor to AGCO or any AGCO Associate Company or AGCO Supplying Company.

10.	CHANGES IN SPECIFICATION

10.1	AGCO may make improvements or modifications to the design or specification of or fitments to any of the Products at any time but shall be under no obligation to apply the same to any Products previously purchased by the Distributor.

10.2	AGCO reserves for itself and AGCO Associate Companies and AGCO Supplying Companies the right to discontinue the manufacture of any of the Products without incurring any obligation or liability to the Distributor, but AGCO shall endeavour to make available for a reasonable period Parts for the servicing of such discontinued Products.

10.3	The Distributor agrees that, except as approved in writing by AGCO, it will not and will ensure that its Approved Dealers will not make any modifications to, or in any way vary, the specification of Products supplied to it by AGCO Supplying Companies or to be repaired or serviced by it.

11.	TRADE MARKS AND TRADE NAMES

11.1	AGCO hereby grants to the Distributor the right during the continuance of this Agreement and subject to due compliance with the provisions of this Clause to use and permit Approved Dealers to use AGCO Trade Marks in promoting the sales of Products and carrying out its servicing responsibilities hereunder in the Territory and for the purpose of describing itself as an Official AGCO Distributor or as an Approved Dealer, but (except as permitted in writing by AGCO) for no other purpose whatsoever.

11.2	The Distributor agrees:-

(a)	to comply with all instructions issued by AGCO relating to the form and manner in which AGCO Trade Marks shall be used and to discontinue immediately upon notice from AGCO any practice relating to the use of AGCO Trade Marks which in AGCO’s opinion would or might adversely affect the rights or interests of AGCO or any AGCO Associate Company;

(b)	not to use or permit any entity controlled by it or any Approved Dealer to use in its corporate or trading style or name any trade marks or trade names owned, used or adopted by AGCO or any AGCO Associate Company;

(c)	not to contest the title of AGCO or any AGCO Associate Company to any trade marks, service marks, trade names, copyrights and registrations used in connection with the Products or the servicing thereof, not to effect any registrations thereof, and not to take any action to the detriment of their respective interests therein;

(d)	not to effect or permit the removal or alteration of any trade names or marks, patent notices, name plates or numbers affixed to any of the Products;

(e)	to assist AGCO or any AGCO Associate Company, at the request of AGCO at any time whilst this Agreement is in force, to record it or any Approved Dealer as a licensee or registered user of any AGCO Trade Mark with the relevant trade mark authorities for the Territory, at AGCO’s cost; and

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(f)	to impose similar conditions on its Approved Dealers to those set out in this sub-clause 11.2 and to take such action as AGCO may require at any time in respect of the use by Approved Dealers of AGCO Trade Marks.

12.	RELATIONSHIP BETWEEN PARTIES

12.1	The Distributor agrees that it is not and shall not represent itself to be an agent of AGCO or any AGCO Associate Company or AGCO Supplying Company for any purpose and shall not incur any obligations nor make any promise or representation on behalf of the same, and further agrees to ensure that its Approved Dealers do not incur any such obligations or make any such promises or representations.

12.2	This Agreement does not in any way create an employer/employee relationship between AGCO or any AGCO Associate Company or AGCO Supplying Company and the Distributor and/or the Distributor’s employees.

12.3	The Distributor shall be solely responsible for the discharge of its obligations and liabilities to third parties and shall have no right to indemnity or contribution from AGCO or any AGCO Associate Company or AGCO Supplying Company in respect thereof except insofar as expressly provided in the relevant AGCO Supplying Company’s Warranty as from time to time current.

13.	ASSIGNMENT

13.1	The Distributor may not assign the whole or any part of this Agreement without AGCO’s prior written consent except to a TAFE Associate Company where such TAFE Associate Company is commercially and operationally capable of fulfilling the obligations under this Agreement and where there is no increased financial risk to AGCO by such purported assignment.

13.2	AGCO shall be entitled without restriction to assign the whole or any part of this Agreement to any AGCO Associate Company or successor to the whole or substantially the whole of the business of AGCO.

14.	PERIOD OF AGREEMENT

14.1	This Agreement shall be deemed to have come into effect on the Commencing Date.

14.2	Unless sooner terminated under the provisions of Clause 15 hereof, this Agreement shall remain in force unless and until terminated by either party giving to the other at any time not less than three hundred and sixty-five (365) days’ prior written notice of termination, but so that nothing above shall preclude the parties from modifying the terms and conditions hereof based on mutual consent at any time during the continuance of this Agreement.

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15.	TERMINATION

15.1	This Agreement shall immediately and automatically terminate without notice or other act:-

(a)	upon the attempted assignment by the Distributor of this Agreement or any of its rights or obligations hereunder without the previous written consent of AGCO being given pursuant to Clause 13;

(b)	upon the commencement or happening of any occurrence connected with insolvency, bankruptcy, dissolution or liquidation of either party to this Agreement; and

(c)	upon the death of the Distributor if an individual.

15.2	This Agreement may be terminated immediately by notice in writing given by one party to the other upon the violation by that other party of any provision of this Agreement.

15.3	This Agreement may be terminated immediately by notice in writing given to the Distributor by AGCO:-

(a)	in the event of any failure by the Distributor to pay its indebtedness to AGCO or to any AGCO Supplying Company; or

(b)	if in the opinion of AGCO the Distributor has ceased or failed to provide full and proper representation of the Products or adequate repairs and warranty service for the Products in the Territory; or

(c)	if any change occurs in the constitution, management, control or the financial or other circumstances of the Distributor which, in the opinion of AGCO, is materially detrimental to the interests of AGCO, and in particular, but without limiting the generality of the foregoing if any interest in the Distributor is acquired by any entity engaged in any business which involves the manufacture and/or promotion and/or supply and/or stocking of competing items.

16.	RESULTS OF TERMINATION

16.1	Upon the termination of this Agreement (howsoever occasioned):-

(a)	all unfulfilled orders for the Products from the Distributor (including those accepted by AGCO Supplying Companies) shall automatically be cancelled unless, within 14 days after termination, it is agreed that they shall be fulfilled;

(b)	all rights granted by AGCO or an AGCO Associate Company to the Distributor shall immediately be relinquished by the Distributor;

(c)	the Distributor shall itself and shall ensure that its Approved Dealers discontinue the use of and thereafter refrain from using on signs and in stationery and advertising any AGCO Trade Marks or any other trade marks, service marks, trade names, designations, and slogans owned or used by AGCO or AGCO Associate Companies and thereafter take no action that would make it appear to the public that the Distributor or any of its Approved Dealers is/are still servicing or supplying the Products as an Official Distributor or Approved Dealer; and

(d)	the following conditions shall apply regarding any indebtedness of the Distributor to AGCO or to any AGCO Associate Company or AGCO Supplying Company:-

(i)	where this Agreement has been terminated for any of the reasons set out in sub-clauses 15.1 and 15.2 and paragraphs (a) and (c) of sub-clause 15.3 hereof, all such indebtedness shall become due and payable as at the effective date of termination of this Agreement;

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(ii)	where this Agreement has been terminated for any other reason all such indebtedness shall immediately become due and payable in the event of the non-payment on the due date of any sum due by the Distributor to AGCO or any AGCO Associate Company or AGCO Supplying Company;

(e)	AGCO or any AGCO Associate Company or AGCO Supplying Company or a successor Official AGCO Distributor or any other entity designated by AGCO for that purpose shall have the option to repurchase free from all liens and encumbrances any or all new and unused Products which are on hand unsold by the Distributor upon refund of the Distributor’s net cost thereof, C.I.F. Port of Entry, duty paid, less costs of reconditioning assessed by AGCO at its sole discretion. Such option shall extend for ninety (90) days from date of termination and the Distributor agrees to ensure the delivery of any such repurchased Products in accordance with AGCO’s directions. Provided, however, that this provision shall not oblige AGCO or any AGCO Associate Company or AGCO Supplying Company or a successor Official AGCO Distributor to purchase all or any part of the Distributor’s stock of the Products; and

(f)	the Distributor shall deliver to AGCO or to a successor Official AGCO Distributor or other entity designated by AGCO, all price lists, bulletins, manuals, catalogues and other literature and publications issued by AGCO or AGCO Associated Companies relating to the Products, together with a copy of the Distributor’s sales and service records pertaining to the Products; and for this purpose the Distributor agrees to give AGCO or its nominee access at all reasonable times to all customer and service records of the Distributor relating to the Products and to permit copies to be taken of such records.

16.2	The termination of this Agreement (howsoever occasioned) shall be without prejudice to any rights or obligations which shall have accrued prior to such termination and shall not destroy or diminish the binding force or effect of any of the provisions of this Agreement which are expressly or by implication provided to come into force upon or continue in force after such termination.

16.3	Neither party shall be liable to the other for any compensation, loss or damage arising from termination of this Agreement.

17.	APPLICABLE LAW AND ARBITRATION

17.1	This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales.

17.2	Any and every dispute or difference between the parties concerning the validity, meaning or effect of this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a single arbitrator appointed in accordance with such Rules, and the place of arbitration shall be in London, England and the language in which such proceedings shall be conducted shall be English.

17.3	Nothing contained in this Clause 17 shall prevent AGCO from applying to an appropriate court in any part of the Territory or elsewhere for any injunction or other like remedy to restrain the Distributor from committing any breach or any anticipated breach of this Agreement and for consequential relief.

18.	GENERAL PROVISIONS

18.1	The following general conditions apply to this Agreement:-

(a)	it shall be invalid until signed by duly authorised signatories of both the parties.

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(b)	No erasure of or addition to any portion of this Agreement (except the completion of the prepared blank spaces and lines) shall be binding upon the parties unless in writing signed by duly authorised officers of both parties.

(c)	No departure from or waiver of the terms of this Agreement shall be deemed to authorise any prior or subsequent departure of waiver or require its continuation.

(d)	If any provision of this Agreement or the application of such provision shall be held illegal or unenforceable under any laws of any jurisdiction applicable to the Agreement the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby.

18.2	All previous Agreements which the Distributor has entered into with AGCO or any AGCO Associate Company pertaining to the supply and/or servicing of the Products are hereby cancelled and entirely superseded by this Agreement but without prejudice to any claims for moneys owing by the Distributor thereunder.

18.3	The Distributor hereby waives all rights which it may have under any law which is effective within the Territory or elsewhere and which provides for the payment to the Distributor of any commission or compensation or remuneration to which the Distributor is not expressly entitled under any provision of this Agreement.

18.4	After the termination of this Agreement the acceptance of orders by AGCO Supplying Companies from the Distributor or the continuance of the supply of the Products to the Distributor by AGCO Supplying Companies or any other act of AGCO (other than an express written renewal of this Agreement) shall not be construed as a renewal of this Agreement nor as a waiver of the termination of this Agreement but nevertheless all such transactions shall be governed by the terms set out in this Agreement so far as applicable.

18.5	The Distributor covenants that no payment made to it by AGCO or any AGCO Associate or group Company hereunder will go directly or indirectly to any official of a government for the purpose of:

(a)	influencing an act or decision in an official capacity;

(b)	involving the official to use his or her influence with a government; or

(c)	assisting AGCO to obtain or retain business.

19.	NOTICES

19.1	Any notice required or permitted to be given under this Agreement shall be in writing and may be given by any means reasonably calculated to reach the other party, including, without limiting the generality of the foregoing, telex, facsimile transmission, or prepaid mail addressed to such party at its address as hereinbefore contained. Such notice if given by telex or facsimile transmission shall be deemed to have been received on the day following despatch thereof and notice given as aforesaid by prepaid mail shall be deemed to have been received not later than seven days after the mailing thereof.

19.2	Either party may by notice in writing given as hereinbefore provided change its address for notice hereunder and such address as so changed shall be deemed to be the address of such party for the purposes of notice hereunder.

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SCHEDULE ‘A’

AGCO TRADE MARKS – INDIA

AGCO TRADE MARKS		NUMBER	CLASS/CLASSES

1	AGCO	Appl No. 673307 673308	7 12

2		673309 673310	7 12

3	MASSEY FERGUSON	194119B 1881464 522058	7 7 12

4		502911 188367 502906	7 7 12

5	MF	260493 260492	7 12

6	The tractor livery consisting of the colour red applied to the hood, with a horizontal silver stripe and with or without a silver grille surround at the front of the hood	736841	12

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SCHEDULE ‘A’ – CONT.

AGCO TRADE MARKS – NEPAL

AGCO TRADE MARKS		NUMBER	CLASS/CLASSES

1	AGCO	N/A	N/A

2		N/A	N/A

3	MASSEY FERGUSON	N/A	N/A

4		8145/048	12

5	MF	N/A	N/A

6	The tractor livery consisting of the colour red applied to the hood, with a horizontal silver stripe and with or without a silver grille surround at the front of the hood	N/A	N/A

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SCHEDULE ‘A’ – CONT.

AGCO TRADE MARKS – BHUTAN

AGCO TRADE MARKS		NUMBER	CLASS/CLASSES

1	AGCO	N/A	N/A

2		N/A	N/A

3	MASSEY FERGUSON	N/A	N/A

4		N/A	N/A

5	MF	N/A	N/A

6	The tractor livery consisting of the colour red applied to the hood, with a horizontal silver stripe and with or without a silver grille surround at the front of the hood	N/A	N/A

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SCHEDULE ‘B’

PRODUCTS

Products comprise machinery ordinarily used for agricultural applications (but which may be used for non-agricultural applications) supplied by AGCO with AGCO branding as indicated in the table below but only within the Product ranges identified below (and future successor Product ranges similarly branded) and original spare parts and accessories:

BRAND	MACHINERY TYPE	RANGE OR SERIES

MASSEY FERGUSON	STANDARD TRACTORS	All, including series for haulage

MASSEY FERGUSON	COMBINE HARVESTERS	All

MASSEY FERGUSON	BALERS SUGAR CANE HARVESTERS FORAGE HARVESTERS OTHER FARM EQUIPMENT	All All All

PARTS

Spare parts and accessories for the above

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SCHEDULE C

AGCO TERMS AND CONDITIONS OF SALE TO DISTRIBUTORS

1. Definitions. In these Terms and Conditions:

-“AGCO” means the AGCO Supplying Company notified to the Distributor by AGCO as a primary contracting seller for a specific contract.

-“Buyer” means the authorised Distributor issuing the order upon AGCO.

-“Price List” means the published Official AGCO Price List for the Territory (“the Price List”), or any amendment thereto, in force at the time of Acceptance of the Order by AGCO.

-“goods” means any Product, Equipment, Component or Part specified by AGCO as constituting the AGCO range of goods for which the Distributor is enfranchised at the time of Acceptance of the Order by AGCO.

-Commercial Terms such as FOB or CIF shall have the meaning conferred upon them by Incoterms 2000.

2. General. A Contract of sale will not come into effect until a formal Acceptance of Order is issued to the buyer by AGCO.

Each accepted order will constitute a separate contract governed by these Terms and Conditions and by the Distributor Agreement in force at the time between AGCO and the buyer. Exceptions or alterations to these Terms and Conditions are valid only if specifically agreed by AGCO in writing prior to contract.

The contract resulting from the order and the acceptance of it will be governed by English law.

3. Prices. Goods are sold at prices and on conditions, terms and discounts in force at the time of delivery but notice of any alteration in prices, conditions, terms or discounts made after acceptance of the order will be given to the Buyer who may within thirty (30) days from the date of such notice cancel the order by written notice to AGCO.

4. Insurance. AGCO will at Buyer’s request and for the account of Buyer arrange insurance of the goods and report shipments of goods to the insurers but shall not be liable in negligence or otherwise for any error in complying with such request or any omission to do so. The choice of insurer and agent used will be at the sole discretion of AGCO.

5. Shipment.

(a) If full payment for the goods has not been made when shipment commences, AGCO may, with a view to protecting its interest in the goods, select the manner and routing of each shipment and the shipping and other agents to be used in connection therewith. The Buyer shall accept any such selection and shall reimburse AGCO for all charges and expenses thereby incurred by it.

(b) Part shipments shall be permitted and each part shipment or instalment of goods ordered shall be deemed to be sold under a separate contract.

6. Delivery Terms. Unless otherwise specially agreed Buyer accepts the delivery terms (f.o.b., or otherwise) provided for in the Price List current at the date of acceptance of order and agrees that where the Price List gives alternatives and the Buyer has not indicated a preference, the choice will be at AGCO’s discretion. Any arrangements as to insurance, carriage or shipment of the goods made by AGCO under the condition headed SHIPMENT or at Buyer’s request shall not alter the delivery terms applicable to the Contract.

7. Payment and Title

(a) Payment must be made to AGCO in accordance with its invoice.

(b) Title to goods shall not pass to the Buyer until full payment of all sums due in respect thereof shall have been received by AGCO or until the goods are resold by the Buyer in the ordinary course of its business, whichever first occurs.

(c) AGCO shall be entitled to charge interest at 3% above the prevailing rate per annum available to first class private borrowers from prime banks in the country of AGCO for short-term borrowings in the currency of that country, and pro rata for part of a year on any and all amounts overdue for payment to it by the Buyer.

(d) If the Buyer fails to make any payment when due or enters into any composition or arrangement with its creditors or takes or suffers to be taken any step connected with the liquidation of the Buyer, AGCO may (without prejudice to their other rights and remedies and notwithstanding any previous waiver of this right) defer or cancel future deliveries and/or enter the premises where any delivered goods are situated to remove such of them as have not been paid for in full by the Buyer.

8. Risk of Loss or Damage. The goods shall be at the sole risk of the Buyer from the time of delivery to the Buyer or to his agent or to any carrier acting for the Buyer (including any such agent or carrier instructed by AGCO acting on behalf of the Buyer). AGCO will give the Buyer reasonable assistance in connection with any claim for loss or damage to goods.

9. Shortages and Delays. No claim for alleged shortage in goods delivered will be considered by AGCO unless made by the Buyer within sixty (60) days after the arrival at the Buyer’s port of entry of the shipment on which the shortage is claimed. AGCO has no liability for any delay in delivery.

AGCO Farm Machinery Distribution Agreement 13.08.13	15

SCHEDULE C continued

10. Specifications. Goods supplied can incorporate any changes in construction or design adopted as standard before delivery.

11. Cancellation of Order. On failure by the Buyer to accept the goods ordered, AGCO may cancel the order and its acceptance of it. On any such cancellation the Buyer is liable to AGCO for any loss arising out of the cancellation. On termination of the Agreement under which the Buyer is appointed a Distributor of AGCO products of the type ordered, this order, insofar as it is unfilled at the date, will be automatically cancelled without giving rise to any claim by the Buyer against AGCO.

12. Warranty. Subject to the provisions of this clause and clause 13, AGCO warrants all new goods supplied by it to be free from defects in material and workmanship, but its sole liability under such warranty is to replace, free of charge, any part which, within the period specified below (or such other period as may from time to time be specified in writing by AGCO in respect of any product), is returned to AGCO or its authorised representative and which AGCO accepts as having been defective in material or workmanship. As an alternative to the replacement of the defective part AGCO may elect to grant a monetary credit to the buyer equal to the then current net delivered price to the Buyer of such part. The period mentioned above is to be calculated from the date when the product was delivered new to the Retail Purchaser and shall be: when the product was delivered new to the retail purchasers will be applicable based on the individual product warranties.

(a) in respect of any goods used for agricultural purposes, a period of twelve calendar months.

(b) in respect of any goods used for non-agricultural purposes, a period of six calendar months.

(c) in respect of any spare or replacement part for which no period of longer duration is currently specified by AGCO in Sales or Service Bulletins or other literature issued to its Distributors (and whether supplied by AGCO following a sale or pursuant to a warranty claim) the following periods:

(i) when such spare or replacement part is supplied for incorporation into a Product during the period referred to above, the remainder of the period which is provided herein to be applicable to the Product into which the part is incorporated;

(ii) when such spare or replacement part is supplied otherwise than in the circumstances referred to in clause 12 (c)(i) above, twelve months from the date of supply to the retail purchaser.

PROVIDED THAT:

(a) This Warranty does not apply to any tractor used for agricultural purposes which AGCO considers in its discretion has been operated for a total of more than twelve hundred (1,200) hours.

(b) This Warranty does not cover transportation, installation, labour or other costs except as provided above or as provided by AGCO’s Warranty Claims procedure.

(c) All replaced parts become the property of AGCO.

(d) This Warranty does not apply to any goods from which AGCO’s identification number or plates have been removed or which AGCO considers in its discretion has been repaired, altered, neglected or used in any such way as to affect the product adversely (reasonable wear and tear excepted) and without limiting the generality of the foregoing this Warranty does not apply to any spare or replacement part used in any product for which it was not designed.

(e) This Warranty does not apply to such tyres, electrical and fuel injection equipment or other proprietary articles, accessories or parts as are not manufactured by AGCO and are not currently made the subject of an AGCO Warranty under Sales and Service Bulletins or other literature issued to Official AGCO Distributors, but AGCO will pass on to the Buyer the benefit of any claim made by AGCO and accepted by the manufacturer of such goods under a warranty given by the manufacturer.

13. Liabilities. AGCO’s obligations and liabilities to the Buyer in respect of the goods shall be limited to -

(a) Those set out expressly herein;

(b) Those implied by law;

AGCO shall not in any circumstances be liable to the Buyer for any claim for loss of profit, indirect or consequential loss howsoever caused.

AGCO Farm Machinery Distribution Agreement 13.08.13	16

SCHEDULE ‘D’

DESCRIPTION OF TERRITORY

D.1. “Exclusive Territory”

Republic of India

D.2. “Non-exclusive Territory”

The Kingdom of Nepal

The Kingdom of Bhutan

IN WITNESS WHEREOF AGCO and the Distributor have executed this Agreement as follows:-

EXECUTED BY THE DISTRIBUTOR

Stamp or Seal of Distributor:

Tractors and Farm Equipment Limited 35, Nungambakkam High Road, Post Box No. 3302 Chennai – 600 034.
Name of Distributor

/s/ Mallika Srinivasan	/s/
Authorised Signatory	Authorised Signatory

Date 12th Sept 2013, Chennai	Date 12th Sept 2013, Chennai

EXECUTED BY AGCO INTERNATIONAL GMBH

/s/ Roger Batkin
Authorised Signatory	Seal:

Date

/s/ Gary Collar
Authorised Signatory

Date 03 September 2013

AGCO Farm Machinery Distribution Agreement 13.08.13	17